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EXHIBIT 23.B

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement of The Union Light, Heat and Power Company on Form S-3 of our report dated February 16, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 143 in 2003), appearing in the Annual Report on Form 10-K of The Union Light, Heat and Power Company for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
September 15, 2004

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  EXHIBIT 23.B